NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.
ARTICLES SUPPLEMENTARY CREATING AND FIXING THE RIGHTS OF
MANDATORY REDEEMABLE PREFERRED SHARES
SERIES A










TABLE OF CONTENTS
SECTION	HEADING	PAGE
DESIGNATION	1
DEFINITIONS	2
Section 1.	Number of Authorized Shares	8
Section 2. 	Dividends	8
(a)	Ranking	8
(b)	Cumulative Cash Dividend	8
(c)	Dividends Cumulative from Date of Original Issue	8
(d)	Dividend Payment Dates and Adjustment Thereof	8
(e)	Dividend Rates and Calculation of Dividends	8
(f)	Curing an Overdue Payment Obligation	9
(g)	Dividend Payments by Fund to Holders	9
(h)	Dividends Paid to Holders	10
(i)	Dividends Credited against Earliest Accumulated but Unpaid Dividends
10
(j)	Special Dividends under Master Securities Purchase Agreement	10
Section 3.	Reserved	10
Section 4.	Reserved	10
Section 5.	Voting Rights	10
(a)	One Vote per Preferred Share	10
(b)	Voting for Additional Directors	11
(c) 	Holders of Preferred Shares to Vote on Certain Other Matters	12
(d)	Relative Rights and Preferences	13
(e)	Board Actions Under These Articles Supplementary	13
(f)	No Preemptive Rights, Cumulative Voting or Appraisal Rights	14
(g)	Voting for Directors Sole Remedy for Funds Failure to Pay Dividends   14
(h)	Holders Entitled to Vote	14
Section 6.	Minimum Asset Coverage Ratio	14
Section 7.	Preferred Shares Basic Maintenance Test	15
Section 8.	Reserved	15
Section 9.	Restrictions on Dividends and Other Distributions	15
(a)	Dividends on Shares other than Preferred Shares	15
(b)	Dividends and Other Distributions with respect to Common Shares under the
1940 Act	16
(c)	Other Restrictions on Dividends and Other Distributions	16
Section 10.	Reserved	17
Section 11.	Redemption	17
(a)	Optional Redemption	17
(b)	Mandatory Redemption	18
(c)	Notice of Redemption	19
(d)	No Redemption under Certain Circumstances	19
(e)	Absence of Funds Available for Redemption	20
(f)	Transfer Agent As Trustee of Redemption Payments By Fund	20
(g)	Shares for which Notice of Redemption Has Been Given Are No Longer
Outstanding	20
(h)	Compliance with Applicable Law	20
(i)	Reserved	21
(j)	Purchase or Other Acquisition of Preferred Stock	21
Section 12.	Liquidation Rights	21
(a)	Ranking	21
(b)	Distributions upon Liquidation	21
(c)	Pro Rata Distributions	21
(d)	Rights of Junior Shares	21
(e)	Certain Events not Constituting Liquidation	22
Section 13. 	Reserved	22
Section 14. 	Miscellaneous	22
(a)	Amendment to Add Additional Series	22
(b)	Fractional Shares	22
(c)	Status of Preferred Shares Redeemed, Exchanged or Otherwise Acquired by
the Fund	22
(d)	Headings not Determinative	22
(e)	Board May Resolve Ambiguities	22
(f)	Inconsistencies with Articles of Incorporation	23
(g)	Notices	23


      NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC., a Maryland corporation (the Fund), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Fund by Article Sixth of the Funds Articles of Incorporation (which, as restated, amended or supplemented from time to time are, together with these Articles Supplementary, herein called the Charter), the Board of Directors has, by resolution, reclassified from the unissued common stock of the Fund and authorized the issuance of 1,500 Series A Mandatory Redeemable Preferred Shares, par value $.0001 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared).

      SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, and other rights and limitations of the Series A Mandatory Redeemable Preferred Shares and each other series of Preferred Shares now or hereafter described in these Articles Supplementary are as set forth in these Articles Supplementary.

DESIGNATION

      Series A: 1,000 shares of preferred stock, par value $.0001 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared), are hereby designated Series A Mandatory Redeemable Preferred Shares (Series A Shares). Each Series A Share shall have a dividend rate equal to the Applicable Rate from time to time.

     Each Preferred Share shall have such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law, as are set forth in these Articles Supplementary. Subject to the provisions of
Section 5(c), the Board of Directors of the Fund may, in the future, classify or reclassify additional shares of the Funds capital stock as Preferred Shares, with the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms herein described, except that the Applicable Rate and any other changes in the terms herein set forth shall be as set forth in an Amendment to these Articles Supplementary or other articles supplementary classifying or reclassifying such shares as Preferred Shares.

DEFINITIONS

As used in these Articles Supplementary, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

	(a)	Affiliate means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common Control with, such first Person. As used in this definition, Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an Affiliate is a reference to any Affiliate of the Fund.

	(b)	Agency Discounted Value means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

	(c)	Applicable Rate shall mean the rate set for a series of
Preferred Shares; with respect to the Series A Shares, the Applicable Rate shall mean an annual rate of 4.0%, as adjusted (if applicable) in accordance with Section 2(e)(i).

	(d)	Asset Coverage Ratio means the ratio of: (x) Total Assets
less all indebtedness which does not constitute Senior Securities to (y) the aggregate of Senior Securities constituting indebtedness plus the aggregate of the liquidation preference of all Senior Securities constituting preferred stock of the Fund.

	(e)	Board of Directors shall mean the Board of Directors of the
Fund or any duly authorized committee thereof.

	(f)	Business Day means any day other than a Saturday, a Sunday,
a day on which commercial banks in New York City are required or authorized to be closed or, other than with respect to determining the date or dates on which any sums are to become due under these Articles Supplementary on the Preferred Shares, a day on which the New York Stock Exchange is required or authorized to be closed.

	(g)	Charter shall have the meaning specified on the first page of these Articles Supplementary.

	(h)	Code means the Internal Revenue Code of 1986, as amended.

	(i)	Common Shares shall mean the outstanding shares of common
stock, par value $.0001 per share, of the Fund.

	(j)	Cure Date shall mean the Minimum Asset Coverage Ratio Cure
Date or the Preferred Shares Basic Maintenance Test Cure Date, as the case may be.

	(k)	Date of Original Issue, with respect to shares of a series of the Preferred Shares, shall mean the date on which the Fund initially issued such shares.

	(l)	Dividend Payment Date, with respect to shares of a series of
Preferred Shares, shall mean any date on which dividends are payable on shares of such series pursuant to the provisions of paragraph (d) of Section 2 of these Articles Supplementary.

	(m)	Dividend Period, with respect to shares of a series of
Preferred Shares, shall mean each period commencing on the Date of Original Issue and continuing to but excluding the first Dividend Payment Date and, thereafter, commencing on a Dividend Payment Date and continuing up to, but not including, the next Dividend Payment Date for shares of such series.

	(n)	Early Redemption Amount means, in connection with any
redemption of the Series A Shares pursuant to Section 11(a), an amount equal to the applicable percentage of the Liquidation Preference of the Series A Shares or portion thereof to be redeemed as follows:

IF REDEEMED DURING THE 12 MONTH
            PERIOD ENDING SEPTEMBER 26,       APPLICABLE PERCENTAGE
		2015			      4.0%
		2016			      3.0%
		2017			      2.0%
		2018 or thereafter	      0.0%

Notwithstanding anything herein to the contrary, the Fund may, at its option, redeem Series A Shares within 180 days prior to September 26, 2017 at Liquidation Preference thereof plus accumulated by unpaid dividends and distributions thereon.

	(o)	Eligible Assets means Moodys Eligible Assets, Fitchs Eligible
Assets or S&Ps Eligible Assets, whichever is applicable.

	(p)	Fitch shall mean Fitch Ratings Inc. and its successors.

	(q)	Fitch Discount Factor means the discount factors set forth
in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Funds assets in connection with Fitchs ratings of Senior Securities.

	(r)	Fitch Eligible Asset means assets of the Fund set forth in
the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Funds assets in connection with Fitchs ratings of Senior Securities.

	(s)	Fitch Guidelines mean the guidelines applicable to the
Preferred Shares then-current rating provided by Fitch, as may be amended from time to time, in connection with Fitchs ratings of Senior Securities.

	(t)	Fund shall mean the entity named on the first page of these
Articles Supplementary, which is the issuer of the Preferred Shares.

	(u)	GAAP means generally accepted accounting principles as in
effect from time to time in the United States of America.

	(v)	Holder with respect to shares of a series of Preferred Shares, shall mean the registered holder of such shares as the same appears on the record books of the Fund.

	(w)	Liquidation Preference with respect to a given number of
Preferred Shares, means $25,000 times that number.

	(x)	Market Value means with respect to any asset of the Fund
as of any date, the market value of such asset as determined by the Fund and used in the calculation of its published net asset value for such date, with such determination to be in compliance with applicable law (including, without limitation, the 1940 Act) as in effect on such date of determination using the procedures provided in connection with that certain Master Securities Purchase Agreement dated as of September 26, 2012, among the Fund, Sun Life Assurance Company of Canada, acting through its U.S. Branch, and Sun Life Insurance and Annuity Company of New York and the other Preferred Shares Purchasers party thereto, as amended from time to time (the Master Securities Agreement).

	(y)	Minimum Asset Coverage Ratio Cure Date, with respect to the
failure by the Fund to maintain the Minimum Asset Coverage Ratio (as required by Section 6 of these Articles Supplementary) as of the last Business Day of each month, shall mean 30 days following the last day of such month.

	(z)	Minimum Asset Coverage Ratio shall mean asset coverage, as
defined in Section 18(h) of the 1940 Act (as of the date hereof), of at least 225% with respect to all outstanding senior securities of the Fund that are shares of stock, including all outstanding Preferred Shares.

	(aa)	Moodys shall mean Moodys Investors Service, Inc., a Delaware corporation, and its successors at law.

	(bb)	Moodys Discount Factor means the discount factors set forth
in the Funds Guidelines for use in calculating the Agency Discounted Value of the Funds assets in connection with Moodys ratings of Senior Securities.

	(cc)	Moodys Eligible Assets means assets of the Fund set forth
in the Moodys Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Funds assets in connection with Moodys ratings of Senior Securities.

	(dd)	Moodys Guidelines mean the guidelines provided by Moodys,
as may be amended from time to time, in connection with Moodys ratings of Senior Securities.

	(ee)	1940 Act shall mean the Investment Company Act of 1940, and
the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Fund thereunder, as the same may be amended from time to time.

	(ff)	Notice of Redemption shall mean any notice with respect to the redemption of Preferred Shares pursuant to paragraph (c) of Section 11 of these Articles Supplementary.

	(gg)	Overdue Payment Obligation, with respect to Preferred Shares, shall mean a failure by the Fund to pay to the Holders, not later than 12:00 noon, Eastern time, (A) within five Business Days of any Dividend Payment Date for Preferred Shares, in immediately available funds, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any Preferred Shares or (B) within three Business Days of any redemption date in immediately available funds on such redemption date for Preferred Shares, the Redemption Price to be paid on such redemption date for any Preferred Shares after a Notice of Redemption is given pursuant to paragraph (c) of Section 11 of these Articles Supplementary; provided, however, that the foregoing clause (B) shall not apply to the Funds failure to pay the Redemption Price in respect of Preferred Shares when the related Notice of Redemption provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

	(hh)	Overdue Rate means, with respect to shares of a series of
Preferred Shares, a dividend rate that is equal to 4.00% per annum above the Applicable Rate that would otherwise be applicable during any given period (without adjustment for any credit rating change on the Preferred Shares).

	(ii)	Person shall mean and include an individual, a partnership,
a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

	(jj)	Preferred Shares means the Series A Shares and each other
series of preferred stock issued hereunder.

	(kk)	Preferred Shares Basic Maintenance Amount means the basic
maintenance amount required by each Rating Agency under its respective Rating Agency Guidelines, separately determined.

	(ll)	Preferred Shares Basic Maintenance Test as of any Valuation
Date is the requirement to maintain Eligible Assets with an aggregate Agency Discounted Value equal to at least the Preferred Shares Basic Maintenance Amount. For purposes of determining the Preferred Shares Basic Maintenance Test, Eligible Assets shall include securities lent under the Funds Securities Lending Program (to the extent consistent with 1940 Act interpretations, regulations and requirements).

	(mm)	Preferred Shares Basic Maintenance Test Cure Date, with
respect to the failure by the Fund to satisfy the Preferred Shares Basic Maintenance Amount (as required by paragraph (a) of Section 7 of these Articles Supplementary) as of a given Valuation Date, shall mean 30 days following such Valuation Date.

	(nn)	Preferred Shares Basic Maintenance Test Report shall mean
a report signed by the President, Treasurer, Assistant Treasurer, Controller, Assistant Controller or any Executive Vice President or Vice President of the Fund which sets forth, as of the related Valuation Date, the assets of the Fund, the Market Value and the Agency Discounted Value thereof (seriatim and in aggregate), and the Preferred Shares Basic Maintenance Amount.

	(oo)	Rating Agency means each of Fitch (if Fitch is then rating
Senior Securities), Moodys (if Moodys is then rating Senior Securities) and S&P (if S&P is then rating Senior Securities).

	(pp)	Rating Agency Discount Factor means the Moodys Discount
Factor (if Moodys is then rating the Senior Securities), the Fitch Discount Factor (if Fitch is then rating Senior Securities) or the S&P Discount Factor (if S&P is then rating the Senior Securities), whichever is applicable.

	(qq)	Rating Agency Guidelines mean Fitch Guidelines (if Fitch is
then rating Senior Securities), Moodys Guidelines (if Moodys is then rating Senior Securities) and S&P Guidelines (if S&P is then rating Senior Securities).

	(rr)	Redemption Price shall mean the applicable redemption price
specified in Section 11 of these Articles Supplementary.

	(ss)	Required Holders means, at any time, the Holders of more than
50% of the number of Preferred Shares at the time outstanding (exclusive of Preferred Shares then owned by the Fund or any of its Affiliates).

	(tt)	S&P shall mean Standard & Poors Ratings Services and its
successors.

	(uu)	S&P Discount Factor means the discount factors set forth in
the S&P Guidelines for use in calculating the Agency Discounted Value of the Funds assets in connection with S&Ps ratings of Senior Securities.

	(vv)	S&P Eligible Asset means assets of the Fund set forth in the
S&P Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Funds assets in connection with S&Ps ratings of Senior Securities.

	(ww)	S&P Guidelines mean the guidelines provided by S&P, as may be amended from time to time, in connection with S&Ps ratings of Senior
Securities.

	(xx)	Securities or Security shall have the meaning specified in
Section 2(a)(1) of the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

	(yy)	Securities Lending Program means the Funds program to lend its portfolio securities, conducted pursuant to agreements that provide for such loans to be callable at any time and to be continuously secured by segregated collateral equal to no less than the value, marked to market daily, of the loaned securities.

	(zz)	Senior Securities means all indebtedness for borrowed money of the Fund, including, without limitation, bank borrowings and (without duplication) indebtedness of the Fund with the meaning of Section 18 of the 1940 Act and preferred stock of the Fund.

	(aaa)	Series A Shares shall have the meaning specified on the first page of these Articles Supplementary.

	(bbb)	Special Proviso shall have the meaning specified in paragraph
(b)(ii) of Section 11 of these Articles Supplementary.

	(ccc)	Term Redemption Date means five years from the Date of
Original Issue or such later date as may be consented to by the Holders or reflected in an Annex to the Master Securities Purchase Agreement.

	(ddd)	Total Assets shall mean the aggregate amount of all assets
of the Fund determined in accordance with GAAP applicable to the Fund. For purposes of determining Total Assets, securities lent under the Funds Securities Lending Program shall be included in Total Assets (to the extent consistent with 1940 Act interpretations, regulations and requirements).

	(eee)	Valuation Date means every other Friday, or, if such day is
not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which Preferred Shares initially are issued.

	(fff)	Voting Period shall have the meaning specified in paragraph
(b) of Section 5 of these Articles Supplementary.

SECTION 1.	NUMBER OF AUTHORIZED SHARES.

      The number of authorized shares constituting the Series A Shares is 1,500, of which 1,000 shares will be issued on or about September 26, 2012.

SECTION 2.	DIVIDENDS.

	(a)	Ranking.  The shares of a series of Preferred Shares shall
rank on a parity with each other, with shares of any other series of Preferred Shares and with any other series of preferred stock as to the payment of dividends or other distributions by the Fund.

	(b)	Cumulative Cash Dividends.  The Holders of a series of
Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor in accordance with the Charter and applicable law, cumulative cash dividends at the Applicable Rate for shares of such series determined as set forth in paragraph (e) of this
Section 2, and no more, payable on the Dividend Payment Dates with respect to shares of such series determined pursuant to paragraph (d) of this Section 2. Holders of Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on Preferred Shares. Except to the extent set forth in subparagraph (e)(i) of this Section 2, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares which may be in arrears, and, no additional sum of money shall be payable in respect of any such arrearage.

	(c)	Dividends Cumulative from Date of Original Issue.  Dividends on any series of Preferred Shares shall accumulate at the Applicable Rate for shares of such series from the Date of Original Issue thereof.

	(d)	Dividend Payment Dates and Adjustment Thereof.  Dividends
shall be payable on the Preferred Shares if declared by the Board of Directors (which declaration may be by a single resolution for multiple such dates), on the last day each March, June, September and December in each year (each such date being a Dividend Payment Date); provided, however, that if the day on which dividends would otherwise be payable on Preferred Shares is not a Business Day, then such dividends shall be payable on such shares on the first Business Day that falls after such day.

	(e)	Dividend Rates and Calculation of Dividends.

	(i)	Dividend Rates.  The dividend rate on shares
of a series of Preferred Shares shall be equal to the Applicable Rate for each such series; provided, however, that if any Overdue Payment Obligation exists with respect to any Preferred Shares, the dividend rate payable on such Overdue Payment Obligation shall be equal to the Overdue Rate for any period during which such Overdue Payment Obligation is outstanding (including the day such Overdue Payment Obligation occurs and excluding the day such Overdue Payment Obligation is cured); provided, further, if a series of Preferred Shares are rated on any date less than A by Fitch (or the equivalent by another Rating Agency rating the Preferred Shares at the request of the Fund), the Applicable Rate on such Preferred Shares shall be adjusted by adding the respective enhanced dividend amount (which shall not be cumulative) set opposite such rating to the Applicable Rate:

	FITCH RATING		ENHANCED DIVIDEND AMOUNT
	A			0.5%
	BBB+ to BBB-		2.0%
	BB+ or below		4.0%

If no Rating Agency is rating a series of Preferred Shares, the Applicable
Rate (so long as no such rating exists) on such Preferred Shares shall be equal to the Applicable Rate plus 4.0% unless the Overdue Rate applies, in which case the rate shall remain the Overdue Rate.

	(ii)	Calculation of Dividends.  The amount of dividends per share payable on shares of a series of Preferred Shares on any date on which dividends on shares of such series shall be payable, shall be computed by multiplying the Applicable Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 360, and applying the rate obtained against $25,000; provided, however, with respect to any Overdue Payment Obligation in respect of shares of a series of Preferred Shares, the amount due thereon shall be computed by multiplying the Overdue Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which such Overdue Payment Obligation has not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof for which such Overdue Payment Obligation has not been paid and the denominator of which shall be 360, and applying the rate obtained against such Overdue Payment Obligation.

	(f)	Curing an Overdue Payment Obligation.  An Overdue Payment
Obligation with respect to shares of a series of Preferred Shares shall have been cured if the Fund shall have paid to the Holders (A) all accumulated and unpaid dividends, including amounts due in connection with any Overdue Payment Obligations, on the shares of such series and (B) without duplication, the Redemption Price for the shares of such series, if any, required to be redeemed pursuant to these Articles Supplementary; provided, however, that the foregoing clause (B) shall not apply to the Funds failure to pay the Redemption Price in respect of any shares of a series of Preferred Shares when the related Redemption Notice provides that redemption of the shares of such series is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

	(g)	Dividend Payments by Fund to Holders.  The Fund shall pay to the Holders, not later than 12:00 Noon, Eastern time, on each Dividend Payment Date for shares of a series of Preferred Shares, an aggregate amount of funds available in The City of New York, New York, equal to the dividends to be paid to all Holders of shares of such series on such Dividend Payment Date.

	(h)	Dividends Paid to Holders.  Each dividend on Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders thereof as their names appear on the record books of the Fund on the Business Day next preceding such Dividend Payment Date.

	(i)	Dividends Credited against Earliest Accumulated but Unpaid
Dividends. Any dividend payment made on Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Fund on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

	(j)	Special Dividends under Master Securities Purchase Agreement.
Notwithstanding anything herein to the contrary (including paragraph (b) of this Section 2), amounts the Fund pays pursuant to Sections 11(c) and 15.1 of the Master Securities Purchase Agreement (which sections are incorporated herein by this reference) shall be treated for all purposes hereof as dividends paid on the Series A Shares, declared by the Board of Directors on the date of payment thereof (which shall be deemed to be a Dividend Payment Date). Each such dividend shall be paid (1) to the Holders in accordance with paragraphs
(g) and (h) of this Section 2 or (2) if the Incurring Holder (as defined in such agreement) requests in writing that the Fund pay the amount due under any invoice to the Incurring Holder for any costs and expenses described in Sections 11(a) or 15.1 of such agreement directly to the Person entitled to payment thereof in lieu of the Incurring Holders paying same (as provided in Section 11(c) of such agreement), to such Person on behalf of and for the benefit of the Holders to whom such dividend otherwise would be payable pursuant to clause (1).

SECTION 3.	RESERVED.

SECTION 4.	RESERVED.

SECTION 5.	VOTING RIGHTS.

	(a)	One Vote per Preferred Share.  Except as otherwise provided
in the Charter or as otherwise required by law, (i) each Holder shall be entitled to one vote for each Preferred Share held by such Holder on each matter submitted to a vote of stockholders of the Fund, and (ii) the holders of outstanding shares of preferred stock, including Preferred Shares, and of Common Shares shall vote together as a single class; provided, however, that, at any meeting of the stockholders of the Fund held for the election of Directors, the holders of outstanding shares of preferred stock, including the Preferred Shares, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of shares of stock of the Fund, to elect two Directors of the Fund (regardless of the total number of Directors serving on the Funds Board of Directors), each share of preferred stock, including each Preferred Share, entitling the holder thereof to one vote; provided, further, that if the Board of Directors shall be divided into one or more classes, the Board of Directors shall determine to which class or classes the Directors elected by the holders of preferred stock shall be assigned and the holders of preferred stock shall be entitled to elect the Directors so designated as being elected by the holders of preferred stock only when their term shall have expired; provided, finally, that such Directors appointed by the holders of preferred stock shall be allocated as evenly as possible among the classes of Directors. Subject to paragraph (b) of this Section 5, the holders of outstanding Common Shares and shares of preferred stock, including Preferred Shares, voting together as a single class, shall elect the balance of the Directors.

	(b)	Voting for Additional Directors.

	   (i)	  Voting Period.  Except as otherwise provided in the Charter or as otherwise required by law, during any period in which any one or more of the conditions described in subparagraphs (A) or (B) of this subparagraph
(b)(i) shall exist (such period being referred to herein as a Voting Period), the number of Directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two Directors elected exclusively by the holders of preferred stock, including the Preferred Shares, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of preferred stock, including Preferred Shares, shall be entitled, voting as a class on a one vote per share basis (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect. A Voting Period shall commence:

		(A)	if at the close of business on any dividend payment date
accumulated dividends (whether or not earned or declared) on any outstanding preferred stock, including the Preferred Shares, equal to at least two full years dividends shall be due and unpaid; or

		(B) 	if at any time holders of preferred stock, including the
Preferred Shares, are entitled under the 1940 Act to elect a majority of the Directors of the Fund.
      Upon the termination of a Voting Period, the voting rights described in this subparagraph (b)(i) shall cease, subject always, however, to the revesting of such voting rights in the holders of preferred stock upon the further occurrence of any of the events described in this subparagraph (b)(i).

	  (ii)	 Notice of Special Meeting.  As soon as practicable after the accrual of any right of the holders of preferred stock, including the Preferred Shares, to elect additional Directors as described in subparagraph (b)(i) of this Section 5, the Fund shall notify the Holders and the Fund shall call a special meeting of such Holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 days after the date of mailing of such notice. If the Fund fails to send such notice to the Holders or if the Fund does not call such a special meeting, it may be called by any such Holder on like notice. The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is given or on such other date as the Fund and the Holders may agree. At any such special meeting and at each meeting of holders of preferred stock, including Preferred Shares, held during a Voting Period at which Directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), shall be entitled to elect the number of Directors prescribed in subparagraph (b)(i) of this Section 5 on a one vote per share basis.

	  (iii)	Terms of Office of Existing Directors.  The terms of office
of all persons who are Directors of the Fund at the time of a special meeting of Holders and holders of other shares of preferred stock of the Fund to elect Directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of Directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Directors elected by the Holders and such other holders of shares of preferred stock of the Fund and the remaining incumbent Directors elected by the holders of the Common Shares and preferred stock, including Preferred Shares, shall constitute the duly elected Directors of the Fund.

	  (iv) 	Terms of Office of Certain Directors to Terminate upon
Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders and holders of other shares of preferred stock of the Fund pursuant to subparagraph (b)(i) of this Section 5 shall terminate, the remaining Directors shall constitute the Directors of the Fund and the voting rights of the Holders and such other holders to elect additional Directors pursuant to subparagraph
(b)(i) of this Section 5 shall cease, subject to the provisions of the last sentence of subparagraph (b)(i) of this Section 5.

	(c)	Holders of Preferred Shares to Vote on Certain Other Matters.

	  (i)	Increases in Capitalization.  So long as any Preferred Shares are outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class: (a) authorize, create or issue any class or series of shares ranking prior to or on a parity with Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, or authorize, create or issue additional shares of any series of Preferred Shares (except that, notwithstanding the foregoing the Board of Directors, without the vote or consent of the Holders of Preferred Shares, may from time to time authorize and create, and the Fund may from time to time issue additional shares of, any series of Preferred Shares, or classes or series of preferred shares ranking on a parity with Preferred Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund) or (b) amend, alter or repeal the provisions of the Charter, or these Articles Supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such Preferred Shares or the Holders thereof; provided, however, that
(i) a division or split of a Preferred Share will be deemed to affect such preferences, rights or powers only if the terms of such division adversely affect the Holders and (ii) the authorization, creation and issuance of classes or series of shares ranking junior to Preferred Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, will be deemed to affect such preferences, rights or powers only if Moodys, Fitch or S&P is then rating Preferred Shares and such issuance would, at the time thereof, cause the Fund not to satisfy the Minimum Asset Coverage Ratio or the Preferred Shares Basic Maintenance Test. So long as any Preferred Shares are outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent. Each action set forth above shall be voted on exclusively by the holders of preferred stock, including the Preferred Shares. If any action set forth above would adversely affect the rights of one or more series (the Affected Series) of Preferred Shares in a manner different from any other series of Preferred Shares, the Fund will not approve any such action without the affirmative vote or consent of the holders of at least a majority of the shares of each such Affected Series outstanding at the time, in person or by proxy, either in writing or at a meeting (each such Affected Series voting as a separate class).

	  (ii)	1940 Act Matters.  Unless a higher percentage is provided for in the Charter, (A) the affirmative vote of the Holders of a majority of the outstanding (as such term is defined in the 1940 Act) preferred stock of the Fund, including Preferred Shares, voting as a separate class, shall be required to approve (A) any plan of reorganization (as such term is used in the 1940
Act) adversely affecting such shares and (B) any action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act.

	(d)	Relative Rights and Preferences.  Unless otherwise required
by law or provided elsewhere in the Charter, the Holders shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.

	(e)	Board Actions Under These Articles Supplementary.  The
Board of Directors may, from time to time, without the vote or consent of the Holders, amend, alter or repeal any or all of the definitions of the terms listed below, or any provision of these Articles Supplementary which a Rating Agency has confirmed is a predicate for any such definition:

		Minimum Asset Coverage Ratio Cure Date
		Preferred Shares Basic Maintenance Amount
		Preferred Shares Basic Maintenance Amount Test
		Preferred Shares Basic Maintenance Test Cure Date
		Preferred Shares Basic Maintenance Test Report
		Valuation Date


, provided that the Fund shall give prior written notice to the Holders of any such amendment, alteration or repeal reasonably (and in any event not less than 5 Business Days) in advance of the proposed effective date of any such amendment, alteration or repeal, together with any explanation and a description of the proposed amendment, alteration or repeal. Holders of Common Shares shall not have the right to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Preferred Shares or the Holders thereof. Prior to any such amendment, alteration or repeal becoming effective, the Board of Directors shall receive confirmation from the Rating Agency that any such amendment, alteration or repeal would not impair the ratings then assigned to the Preferred Shares.

	In addition, subject to compliance with applicable law, the Board of Directors may amend the definition of Applicable Rate to increase the percentage amount without the vote or consent of the holders of shares of preferred stock, including each series of Preferred Shares, or any other stockholder of the Fund, and without receiving any confirmation from any Rating Agency, provided that immediately following any such increase the Fund would meet the Preferred Shares Basic Maintenance Amount Test and any such increase shall be applicable to the shares of each series of Preferred Shares.

	(f)	No Preemptive Rights, Cumulative Voting or Appraisal Rights.
The Holders shall have no preemptive rights, rights to cumulative voting or appraisal rights. The Holders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision.

	(g)	Voting for Directors Sole Remedy for Funds Failure to Pay
Dividends. Except as set forth in Section 2(e), in the event that the Fund fails to pay any dividends on the Preferred Shares, the exclusive remedy of the Holders shall be the right to vote for Directors pursuant to the provisions of this Section 5.

	(h)	Holders Entitled to Vote.  For purposes of determining any
rights of the Holders to vote on any matter, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, no Holder shall be entitled to vote any Preferred Shares and no Preferred Shares shall be deemed to be outstanding for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption, with respect to such shares shall have been given as provided in paragraph (c) of Section 11. No Preferred Shares held by the Fund or any affiliate of the Fund shall have any voting rights or be deemed to be outstanding for voting or other purposes.

SECTION 6.	MINIMUM ASSET COVERAGE RATIO.

      The Fund shall maintain, as of the last Friday of each month or, if such Friday is not a Business Day, the first Business Day that falls after such Friday, in which any share of a series of Preferred Shares is outstanding, the Minimum Asset Coverage Ratio; provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to do so.

SECTION 7.	PREFERRED SHARES BASIC MAINTENANCE TEST.

	(a)	So long as Preferred Shares are outstanding, the Fund shall
satisfy, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, the Preferred Shares Basic Maintenance Test; provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to do so.

	(b)	On or before 5:00 p.m., Eastern time, on the third Business
Day after a Valuation Date on which the Fund fails to satisfy the Preferred Shares Basic Maintenance Test, and on the third Business Day after the Preferred Shares Basic Maintenance Test Cure Date with respect to such Valuation Date, the Fund shall complete and deliver to Fitch (if Fitch is then rating the Preferred Shares), Moodys (if Moodys is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) a Preferred Shares Basic Maintenance Test Report as of the date of such failure or such Preferred Shares Basic Maintenance Test Cure Date, as the case may be. The Fund shall also deliver a Preferred Shares Basic Maintenance Test Report to Moodys (if Moodys is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares), in each case, on or before the seventh Business Day after the last Business
Day of each month. A failure by the Fund to deliver a Preferred Shares Basic Maintenance Test Report pursuant to the preceding sentence shall be deemed to be delivery of a Preferred Shares Basic Maintenance Test Report indicating the Agency Discounted Value for all assets of the Fund is less than the Preferred Shares Basic Maintenance Test Amount, as of the relevant Valuation Date.

	(c)	On or before 5:00 p.m., Eastern time, on the first Business
Day after the Date of Original Issue of any Preferred Shares, the Fund shall, if so requested by the Rating Agency, complete and deliver to Fitch (if Fitch is then rating the Preferred Shares), Moodys (if Moodys is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) a Preferred Shares Basic Maintenance Test Report as of the close of business on such Date of Original Issue.

	(d)	Any documents to be provided to Fitch pursuant to this Section
7 shall be delivered to Fitch electronically at the following email address: funds.surveillance@fitchratings.com or such other email address as Fitch and the Fund may agree.

SECTION 8.	RESERVED.

SECTION 9.	RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS.

	(a)	Dividends on Shares other than Preferred Shares.  Except as
set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on the shares of any class or series of shares of stock of the Fund ranking, as to the payment of dividends, on a parity with Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the shares of each series of Preferred Shares through its most recent Dividend Payment Date. When dividends are not paid in full upon the shares of each series of Preferred Shares through its most recent Dividend Payment Date or upon the shares of any other class or series of shares of stock of the Fund ranking on a parity as to the payment of dividends with Preferred Shares through their most recent respective dividend payment dates, all dividends declared upon Preferred Shares and any other such class or series of shares of stock ranking on a parity as to the payment of dividends with Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on Preferred Shares and such other class or series of shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Shares and such other class or series of shares of stock bear to each other (for purposes of this sentence, the amount of dividends declared per share of Preferred Shares shall be based on the Overdue Rate in accordance with Section 2 for such share for the Dividend Periods during which dividends were not paid in full).

	(b)	Dividends and Other Distributions with respect to Common
Shares under the 1940 Act. The Board of Directors shall not declare any dividend (except a dividend payable in Common Shares), or declare any other distribution, upon the Common Shares, or purchase Common Shares, unless in every such case immediately after such transaction the Fund would satisfy the Minimum Asset Coverage Ratio after deducting the amount of such dividend, distribution or purchase price, as the case may be.

	(c)	Other Restrictions on Dividends and Other Distributions.
For so long as any Preferred Shares are outstanding, and except as set forth in paragraph (a) of this Section 9 and paragraph (c) of Section 12, (A) the Fund shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Shares or any other shares of the Fund ranking junior to or on a parity with the Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless (i) full cumulative dividends on shares of each series of Preferred Shares through its most recently ended Dividend Period shall have been paid and (ii) the Fund has redeemed the full number of Preferred Shares required to be redeemed by any provision for mandatory redemption pertaining thereto, and (B) the Fund shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of Common Shares or any other shares of the Fund ranking junior to Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless immediately after such transaction the Fund could satisfy the Preferred Shares Basic Maintenance Test and the Minimum Asset Coverage Ratio.

SECTION 10.	RESERVED.

SECTION 11.	REDEMPTION.

	(a)	Optional Redemption.

	  (i)	Preferred Shares may be redeemed, at the option of the Fund, as a whole or in part, any time after the second anniversary of the Date of Original Issue, out of funds legally available therefor, at a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption, plus an amount equal to the Early Redemption Amount, if any; provided, however, the Fund may, at is option, redeem the Preferred Shares after March 29, 2017 at the Liquidation Preference plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding, the date fixed for redemption.

	  (ii)	In addition to subparagraph (a)(i) of this Section, if the
Asset Coverage Ratio is greater than 225%, but less than or equal to 235%, for any five Business Days within a ten-Business Day period, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination within the ten-Business Day period, the Fund, upon not less than 8 days nor more than 40 days notice as provided below, may redeem the Preferred Shares at the Liquidation Preference plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding, the date fixed for redemption, plus an amount equal to 2% of the Liquidation Preference. The number of Preferred Shares that may be redeemed under this provision shall not exceed the number of Preferred Shares which results in an Asset Coverage Ratio of more than 250% pro forma for such redemption, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

       	  (iii)	If fewer than all of the outstanding shares of a series of
Preferred Shares are to be redeemed pursuant to subparagraph (i) or (ii) of this paragraph (a), the number of shares of such series of Preferred Shares to be redeemed shall be determined by the Board of Directors, and such shares shall be redeemed pro rata from the Holders in proportion to the number of Preferred Shares of such series held by such Holders or by such other method that the Board of Directors deems fair and equitable.

	  (iv)	The Fund may not on any date provide a Notice of Redemption
pursuant to paragraph (c) of this Section 11 in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless on such date and on the date of redemption the Fund would satisfy Preferred Shares Basic Maintenance Test and the Minimum Asset Coverage Ratio, immediately subsequent to such redemption if such redemption were to occur on such date.

	(b)	Mandatory Redemption.

	  (i)	The Fund shall redeem, at a redemption price equal to $25,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of Directors for redemption plus an amount equal to 1% of the Liquidation Preference, certain of the Preferred Shares, if the Fund fails to satisfy the Preferred Shares Basic Maintenance Test as of the close of business on the last Business Day of any week or fails to maintain the Minimum Asset Coverage Ratio as of the close of business on the last day of any month. The number of Preferred Shares to be redeemed shall be equal to the lesser of (i) the minimum number of Preferred Shares, together with all other preferred stock subject to redemption or retirement, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would have resulted in the Funds having both Moodys Eligible Assets with a Agency Discounted Value, Fitch Eligible Assets with a Agency Discounted Value and S&P Eligible Assets with an Agency Discounted Value, in each case, greater than or equal to the Preferred Shares Basic Maintenance Amount or maintaining the Minimum Asset Coverage Ratio, as the case may be, on such Cure Date (provided, however, that if there is no such minimum number of Preferred Shares and other preferred stock the redemption or retirement of which would have had such result, all Preferred Shares then outstanding shall be redeemed), and (ii) the maximum number of Preferred Shares, together with all other shares of preferred stock subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor in accordance with the Charter and applicable law. In determining the Preferred Shares required to be redeemed in accordance with the foregoing, the Fund shall allocate the number required to be redeemed to satisfy the Preferred Shares Basic Maintenance Test or the Minimum Asset Coverage Ratio, as the case may be, pro rata among Preferred Shares and other preferred stock subject to redemption or retirement (and then, pro rata among each series of Preferred Shares). Notwithstanding the foregoing, if the Fund satisfies the Preferred Shares Basic Maintenance Test or the Minimum Asset Coverage Ratio by the Cure Date, the Fund shall not be obligated to redeem any Preferred Shares under this paragraph (b)(i).

	  (ii)	The Fund shall effect such redemption on the date fixed by
the Fund therefor, which date shall not be later than 10 days after such Cure Date, except, that if (1) the Fund does not have funds legally available for the redemption of, or (2) is not permitted under a credit agreement, margin facility agreement or any other agreement to redeem, or (3) is not otherwise legally permitted to redeem (the foregoing provisions of clauses (1), (2) and (3) of this proviso being referred to as the Special Proviso), all of the required number of Preferred Shares and other preferred stock that are subject to redemption or retirement or the Fund otherwise is unable to effect such redemption on or prior to 10 days after such Cure Date, the Fund shall redeem those Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to paragraph (b)(i) of Section 11, the number of shares of such series to be redeemed shall be redeemed pro rata from the Holders of shares of such series in proportion to the number of shares of such series held by such Holders or by such other method that the Board of Directors deems fair and equitable.

	  (iii)	The Fund shall redeem all Series A Shares on the Term
Redemption Date at the Liquidation Preference plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon), to, but excluding, the Term Redemption Date.

	(c)	Notice of Redemption.  If the Fund shall determine or be
required to redeem shares of a series of Preferred Shares pursuant to paragraph (a) or (b) of this Section 11, either the Fund or the Funds transfer agent shall distribute a Notice of Redemption to each Holder of the Preferred Shares to be redeemed. Such Notice of Redemption shall be so given not less than 8 days (or 2 days in the case of any notice of redemption pursuant to paragraph (b) above) nor more than 60 days (or 40 days in the case of any notice pursuant to paragraph (b) above) prior to the date fixed for redemption. Each such Notice of Redemption shall state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and the series thereof; (iii) the CUSIP number for the Preferred Shares; (iv) the Redemption Price; (v) if applicable, the place or places where the certificate(s), if any, for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state) are to be surrendered for payment of the Redemption Price; (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and
(vii) the provisions of this Section 11 under which such redemption is made.
If fewer than all shares of a series of Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption given to such Holder shall also specify the number of shares of such series to be redeemed from such Holder. The Fund may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to paragraph (a) of this Section 11 that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

	(d)	No Redemption under Certain Circumstances.  Notwithstanding the provisions of paragraphs (a) or (b) of this Section 11, if any dividends on shares of a series of Preferred Shares (whether or not earned or declared) are in arrears, no Preferred Shares shall be redeemed unless all outstanding shares of such series of Preferred Shares are simultaneously redeemed, and the Fund shall not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of all outstanding shares of such series pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all outstanding shares of such series of Preferred Shares.

	(e)	Absence of Funds Available for Redemption.  To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the Special Proviso, such redemption shall be made as soon as practicable to the extent such funds become available. A failure to redeem Preferred Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Fund shall have failed, for any reason whatsoever, to pay to the Holders the Redemption Price on the redemption date with respect to any shares for which such Notice of Redemption has been given; provided, however, that the foregoing shall not apply in the case of the Funds failure to pay the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that the Fund may not have redeemed Preferred Shares for which a Notice of Redemption has been given, dividends may be declared and paid on Preferred Shares and shall include those Preferred Shares for which a Notice of Redemption has been given.

	(f)	Transfer Agent As Trustee of Redemption Payments By Fund.
All moneys paid to the Funds transfer agent for payment of the Redemption Price of Preferred Shares called for redemption shall be held in trust by the transfer agent for the benefit of Holders of shares so to be redeemed.

	(g)	Shares for which Notice of Redemption Has Been Given Are No
Longer Outstanding. Provided a Notice of Redemption has been given pursuant to paragraph (c) of this Section 11, upon deposit with the Funds transfer agent (no later than the Business Day fixed for redemption, in funds available on that Business Day in The City of New York, New York) of funds sufficient to redeem the Preferred Shares that are the subject of such notice, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be outstanding for any purpose, and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount, except as provided in subparagraph (e)(i) of Section 2 and in Section 3. Upon surrender in accordance with the Notice of Redemption of the certificates, if any, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Fund to the Holders of Preferred Shares subject to redemption. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the Holder thereof.

	(h)	Compliance with Applicable Law.  In effecting any redemption pursuant to this Section 11, the Fund shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Maryland law, but shall effect no redemption except in accordance with the 1940 Act and any applicable Maryland law.

	(i)	Reserved.

	(j)	Purchase or Other Acquisition of Preferred Stock.  In the event that the Fund shall purchase, redeem or otherwise acquire any shares of preferred stock, including, without limitation, any shares of a series of Preferred Shares, the Fund shall, simultaneous with such purchase, redemption or acquisition, redeem Preferred Shares of each series then outstanding pro rata based upon the aggregate liquidation preference of each class or series of preferred stock outstanding and subject to purchase, acquisition or redemption. Such redemption will be made in accordance with the operative provisions of Section 11(a). Any shares that are purchased, redeemed or otherwise acquired by the Fund shall have no voting rights. If fewer than all the outstanding Preferred Shares are redeemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to each Holder, in accordance with the procedures agreed upon by the Board of Directors.

SECTION 12.	LIQUIDATION RIGHTS.

	(a)	Ranking.  The shares of a series of Preferred Shares shall
rank on a parity with each other, with shares of any other series of Preferred Shares and with shares of any other series of preferred stock as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

	(b)	Distributions upon Liquidation.  Upon the dissolution,
liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Fund available for distribution to its stockholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Fund ranking junior to the Preferred Shares upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such shares plus an amount equal to all dividends thereon (whether or not earned or declared but excluding interest thereon) accumulated but unpaid to (but not including) the date of its final distribution in same day funds. After the payment to the Holders of the Preferred Shares of the full preferential amounts provided for in this paragraph (b), the Holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Fund.

	(c)	Pro Rata Distributions.  In the event the assets of the Fund available for distribution to the Holders of Preferred Shares upon any dissolution, liquidation, or winding up of the affairs of the Fund, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (b) of this Section 12, no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the Preferred Shares with respect to the distribution of assets upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

	(d)	Rights of Junior Shares.  Subject to the rights of the holders of shares of any series or class or classes of shares ranking on a parity with the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the Preferred Shares as provided in paragraph (b) of this Section 12, but not prior thereto, any other series or class or classes of shares ranking junior to the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Shares shall not be entitled to share therein.

	(e)	Certain Events not Constituting Liquidation.  Neither the sale of all or substantially all the property or business of the Fund, nor the merger or consolidation of the Fund into or with any corporation nor the merger or consolidation of any corporation into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this Section 12.

SECTION 13. 	RESERVED.

SECTION 14. 	MISCELLANEOUS.

	(a)	Amendment to Add Additional Series.  The Board of Directors
may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these Articles Supplementary or required by applicable law), approve an annex hereto, which shall be filed with the State Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law, (1) to reflect any amendments hereto which the Board of Directors is entitled to adopt, pursuant to the terms of these Articles Supplementary without stockholder approval or
(2) to classify or reclassify additional series of Preferred Shares or additional shares of a series of Preferred Shares (and terms relating thereto) to the series and Preferred Shares described herein. Each such additional series and all such additional shares shall be governed by the terms of these Articles Supplementary except as such annex shall otherwise provide.

	(b)	Fractional Shares.  Fractional Preferred Shares may be issued.

	(c)	Status of Preferred Shares Redeemed, Exchanged or Otherwise
Acquired by the Fund. Preferred Shares that are redeemed, exchanged or otherwise acquired by the Fund shall return to the status of authorized and unissued Preferred Shares.

	(d)	Headings not Determinative.  The headings contained in these
Articles Supplementary are for convenience of reference only and shall not affect the meaning or interpretation of these Articles Supplementary.

	(e)	Board May Resolve Ambiguities.  To the extent permitted by
applicable law, the Board of Directors may interpret or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect; provided, however, in no event shall the Board of Directors interpret or adjust such provisions in a manner which could reasonably be expected to have an adverse effect on any Holder of Preferred Shares or affect any series of Preferred Shares materially differently than any other series of Preferred Shares; provided, further, that, subject to each Holder of Preferred Shares agreeing to keep any material non-public information confidential, the Fund shall endeavor to provide each Holder of Preferred Shares with at least 3 days notice, or such lesser number of days as may equal the number of days the Fund has actual notice, of the intent to request the Board to consider the interpretation or adjustment of such provisions.

	(f)	Inconsistencies with Articles of Incorporation.  To the extent there is any inconsistency between these Articles Supplementary and the Funds Articles of Incorporation, the provisions of the Articles Supplementary shall take precedence to the extent permitted by applicable law.

	(g)	Notices.  All notices or communications, unless otherwise
specified in the Bylaws of the Fund or these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or by facsimile, email or other electronic means or mailed by recognized delivery service, postage prepaid. Notices delivered pursuant to this Section 14 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed, except as otherwise provided in these Articles Supplementary or by the Maryland General Corporation Law for notices of stockholders meetings.


	IN WITNESS WHEREOF, Neuberger Berman Real Estate Securities Income Fund Inc. has caused these presents to be signed as of September 25, 2012 in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or Assistant Secretary.

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.


		_/s/ Robert Conti______________________________
		Name:  Robert Conti
		Title:  President


WITNESS: /s/ Claudia A. Brandon

Name:  Claudia A. Brandon
Title:  Executive Vice President and Secretary


	The undersigned President or a Vice President of Neuberger Berman Real Estate Securities Income Fund Inc., who executed on behalf of the Fund the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Fund the foregoing Articles Supplementary to be the corporate act of the Fund, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.


__/s/ Robert Conti___________________________
Name:  	Robert Conti
Title:  President